UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8‑K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  March 7, 2013
XRS Corporation
(Exact name of registrant as specified in its charter)

Minnesota	0-27166	41-1641815
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

965 Prairie Center Drive Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (952) 707-5600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective March 11, 2013, Brendan F. Reidy, age 59, will join XRS Corporation (the “Company”) as its President and Chief Operating Officer.  From 2005 until July 2012, Mr. Reidy was Chairman, Chief Executive Officer and President of Clarus Systems, Inc., a software and software-as-a-service provider to the unified communications industry.  He has held executive level positions at Qwest Communications/US West, Litton Integrated Automation and Software Alliance Corp., and served as a director of several technology companies including eGistics, Inc., Arantech, Evolving Systems, Inc. and Greenbrier & Russel. Since 2004, Mr. Reidy has also been a venture partner at Trident Capital.

Mr. Reidy's annual salary will be $300,000 and his target payout percentage under the Company's annual incentive plan will be 100% of his annual base salary. Additionally, when Mr. Reidy joins the Company on March 11, 2013, he will be granted stock options with respect to 225,000 shares of our common stock and 75,000 restricted stock units. Both equity grants will vest ratably over three years from the date of grant. The Company will enter into a severance agreement with Mr. Reidy under which he will receive one year of salary continuation, in addition to certain other benefits, in the event that (a) the Company terminates his employment without cause or (b) he terminates employment for good reason within six months after a change of control.  Under that agreement, “cause” generally means conviction of a felony or gross misdemeanor, fraud, misappropriation or breach of material obligations to the Company; a “change of control” generally means the sale or transfer of 55% or more of the Company's outstanding capital stock, a change in the majority of members of the Board of Directors, or a sale of all or substantially all of the assets of the Company; and “good reason” generally means an assignment inconsistent with his position, duties, responsibilities and status.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 7, 2013	XRS CORPORATION

	By:	/s/ Michael W. Weber
Michael W. Weber
Chief Financial Officer